Exhibit 10.14

	Singulex, Inc.	singulex.com

December 19, 2007 Guido Baechler	3507 Breakwater Ave Hayward, CA 94545 T) 510.259.1000 F) 510.259.1581 singulex.com

Dear Guido,

Singulex, Inc. is pleased to offer you the position of Vice President, Diagnostics reporting to Philippe Goix, President and CEO.

Your annual base salary will be paid at the rate of $220,000 less payroll deductions and all required withholdings. You will be eligible to receive an incentive bonus of up to 25% of your annual salary divided equally into 50% stock options and 50% cash. In addition, you will receive a signing bonus of $10,000 payable at the end of your first week at Singulex. You will be eligible to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan. You will be eligible to accrue 15 days of vacation per year and will be allowed 5 days of paid time off for illness as well as Company paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 220,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws. The actual price of the option will be set at the Board Meeting. Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment. Continued employment is a condition to vesting.

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work. You will also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A (or one from List B and one from List C). The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with the enclosed Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party. In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company. You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with Singulex, Inc. will be at will. This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with Singulex Inc. or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims. This arbitration shall be held in the San Francisco Bay Area. In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at Singulex Inc. under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement. This offer will remain open until December 31, 2007, at which time it will expire if not previously accepted. If you accept our offer, your start date as discussed will be February 11, 2008.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Philippe Goix

President and CEO

/s/ Philippe Goix

Accepted:

/s/ Guido Baechler	Feb 11, 2008	12-19-07
Signature	Start Date	Date of Signature